Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

November 21, 2014

Oceaneering International, Inc.

11911 FM 529

Houston, Texas 77041

Gentlemen:

Oceaneering International, Inc., a Delaware corporation (“Oceaneering”), has engaged us to render the opinions expressed below in connection with Oceaneering’s offering of $500,000,000 aggregate principal amount of notes due November 15, 2024 (the “Notes”), which Oceaneering is offering under the registration statement on Form S-3 (Reg. No. 333-199689) filed by Oceaneering with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which relates to Oceaneering’s offering and sale of senior debt securities under Rule 415 under the Securities Act. In this letter, “Registration Statement” means that registration statement, when it became effective under the Securities Act.

The Company will issue the Notes under an indenture to be dated as of November 21, 2014 between it and Wells Fargo Bank, National Association, as trustee (the “Trustee”), relating to senior debt securities of Oceaneering (the “Base Indenture”), as supplemented by the First Supplemental Indenture to be dated as of November 21, 2014 between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

For purposes of the opinions we express below, we have examined, among other documents, originals or copies, certified or otherwise identified, of the following:

•	the restated certificate of incorporation and amended and restated bylaws, each as amended to date, of Oceaneering;

•	the Registration Statement and its exhibits;

•	the prospectus dated October 29, 2014 included in the Registration Statement (the “Base Prospectus”);

•	the prospectus supplement dated November 18, 2014 that Oceaneering prepared and filed, together with the Base Prospectus, with the SEC on November 19, 2014 under Rule 424(b)(5) under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”);

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•	the form of Base Indenture to be executed and delivered by Oceaneering and the Trustee;

•	the form of Supplemental Indenture to be executed and delivered by Oceaneering and the Trustee;

•	the underwriting agreement dated November 18, 2014 among Oceaneering and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, relating to the offering and sale of the Notes (the “Underwriting Agreement”);

•	the resolutions of the board of directors of Oceaneering (the “Board”) and a financing committee of the Board that authorize the issuance of the Notes and approve the terms of the offering and sale of the Notes, including the Indenture;

•	corporate records of Oceaneering, including minute books it has furnished us; and

•	certificates of public officials and of representatives of Oceaneering.

In giving the opinions set forth herein, we have relied, to the extent we deemed appropriate, with respect to factual matters, on certificates, statements or other representations of officers or other representatives of Oceaneering and of public officials, and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic.

On the basis of and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. Oceaneering is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

2. The Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, and duly purchased and paid for in accordance with the provisions of the Underwriting Agreement, constitute legal, valid and binding obligations of Oceaneering, enforceable against Oceaneering in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity, regardless of whether that enforceability is considered in a proceeding in equity or at law, and (c) any implied covenants of good faith and fair dealing.

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We limit the opinions we express above in all respects to matters of the laws of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to Oceaneering’s current report on Form 8-K reporting the offering of the Notes. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the Securities Act requires to be filed.

Very truly yours,

/s/ BAKER BOTTS L.L.P.